FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:    December 31, 2001 |
    Instruction 1(b).                        | Estimated average burden      |
                                             |   hours per response..... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

    Wahl             Michael
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   (Last)            (First)            (Middle)

c/o HMG Worldwide Corporation
475 Tenth Avenue
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                     (Street)

   New York             New York        10018
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   (City)               (State)         (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   HMG Worldwide Corporation (HMG)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   July 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [X] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Chairman of the Board
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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               TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of    2. Trans-                                           5. Amount of      6. Owner-
  Security       action  3. Trans-     4. Securities Acquired (A)    Securities        ship
  (Instr. 3)     Date       action        or Disposed of (D)         Beneficially      Form:      7. Nature of
                 (Month/    Code          (Instr. 3, 4 and 5)        Owned at          Direct        Indirect
                 Day/       (Instr. 8)    ----------------------     End of Month      (D) or        Beneficial
                 Year)      ----------             (A) or            (Instr. 3 and 4)  Indirect I)   Ownership
                            Code    V     Amount   (D)     Price                       (Instr. 4)    (Instr. 4)
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Common Stock     07/11/01     P             10,000    A     $0.675         720,156             D
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       Table  II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   -------------------------
                            Security     Year)       Code      V         (A)         (D)
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6. Date Exercisable
   and Expiration    7. Title and Amount of                9. Number         10. Ownership
   Date (Month/         Underlying Securities                 of Derivative      Form of
   Day/Year)            (Instr. 3 and 4)                      Securities         Derivative  11. Nature of
   ----------------    --------------------   8. Price of     Beneficially       Security:       Indirect
   Date     Expira-               Amount or      Derivative   Owned at           Direct (D)      Beneficial
   Exer-    tion                  Number of      Security     End of Month       or Indirect     Ownership
   cisable  Date       Title      Shares         (Instr.5)    (Instr. 4)         (I)(Instr.4)    (Instr.4)
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Explanation of Responses:


              /s/ Michael Wahl                                August 3, 2001
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              ** Signature of Reporting Person                    Date

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** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).